Exhibit 10.4

TAX INDEMNITY AND SHARING AGREEMENT

BETWEEN

ASSOCIATED CAPITAL GROUP, INC.

AND

GAMCO INVESTORS, INC.

Dated as of November 30, 2015

i

TABLE OF CONTENTS

(continued)

ii

TAX INDEMNITY AND SHARING AGREEMENT

THIS TAX INDEMNITY AND SHARING AGREEMENT (the “Agreement”) is dated as of November 30, 2015 by and between GAMCO Investors, Inc., a Delaware corporation (“GAMCO”), and Associated Capital Group, Inc., a Delaware corporation and a wholly-owned subsidiary of GAMCO (“ACG”).  ACG and GAMCO are the “Parties.”   Unless otherwise indicated, all “Section” references in this Agreement are to sections of the Agreement.

RECITALS

WHEREAS, the board of directors of GAMCO has determined that it is appropriate and advisable for the ACG class A common stock, par value $0.001 per share (“ACG Class A Stock”), and the ACG class B common stock, par value $0.001 per share (“ACG Class B Stock” and, together with the ACG Class A Stock, the “ACG Common Stock”), that GAMCO owns to be distributed to holders of GAMCO class A common stock, par value $0.001 per share (“GAMCO Class A Stock”) and GAMCO class B common stock, par value $0.001 per share (“GAMCO Class B Stock” and, together with the GAMCO Class A Stock, the “GAMCO Common Stock”), respectively (the “Distribution”), on the terms and conditions set forth in the Separation and Distribution Agreement between GAMCO and ACG dated on or about the date hereof (the “Distribution Agreement”);

WHEREAS, GAMCO intends the Distribution to qualify as a tax-free transaction described under Section 355 of the Code;

WHEREAS, the Parties set forth in the Distribution Agreement the principal arrangements between them regarding the separation of the ACG Group from the GAMCO Group; and

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

SECTION 1.                         Definition of Terms.  For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“ACG” has the meaning set forth in the preamble hereof.

“ACG Business” has the meaning set forth in the legal opinion delivered by Paul Hastings LLP to GAMCO and ACG relating to the tax treatment of the Distribution dated on or about the date hereof (the “Tax Opinion”).

“ACG Class A Stock” has the meaning set forth in the recitals to this Agreement.

“ACG Class B Stock” has the meaning set forth in the recitals to this Agreement.

“ACG Common Stock” has the meaning set forth in the recitals to this Agreement.

“ACG Group” means (x) with respect to any Tax Year (or portion thereof) ending at or before the Effective Time, ACG and each of its Subsidiaries at the Effective Time; and (y) with respect to any Tax Year (or portion thereof) beginning after the Effective Time, ACG and each Subsidiary of ACG (but only while such Subsidiary is a Subsidiary of ACG).

“ACG Indemnified Party” includes each member of the ACG Group, each of their representatives and Affiliates, each of their respective directors, officers, managers and employees, and each of their heirs, executors, trustees, administrators, successors and assigns.

“ACG Tainting Act” means a breach of the covenant made by ACG in Section 7.1 of this Agreement or the taking of a Restricted Action, if as a result of such breach or taking of a Restricted Action a Final Determination is made that the Distribution failed to be tax-free by reason of (i) failing to qualify as a distribution described in Section 355 of the Code, (ii) any stock or obligations of ACG failing to qualify as “qualified property” within the meaning of Section 355(c)(2) of the Code, or (iii) the application of Sections 355(d) or 355(e) of the Code to the Distribution.

“Affiliate” means, when used with respect to any specified Person, a Person that directly or indirectly Controls, is Controlled by, or is under common Control with such specified Person.  Unless explicitly provided herein to the contrary, (x) neither GAMCO nor any member of the GAMCO Group shall be deemed to be an Affiliate of ACG or any of its Subsidiaries; and (y) neither ACG nor any member of the ACG Group shall be deemed to be an Affiliate of GAMCO or any of its Subsidiaries.

“Agreement” has the meaning set forth in the preamble hereof.

“Ancillary Agreements” means the agreements encompassed by such term in the Distribution Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banking institutions located in The City of New York are authorized or obligated by law or executive order to close.

“GAMCO” has the meaning set forth in the preamble hereof.

“GAMCO Business” has the meaning set forth in the Tax Opinion.

“GAMCO Class A Stock” has the meaning set forth in the recitals to this Agreement.

“GAMCO Class B Stock” has the meaning set forth in the recitals to this Agreement.

“GAMCO Common Stock” has the meaning set forth in the recitals to this Agreement.

“GAMCO Group” means GAMCO and each Subsidiary of GAMCO (but only while such Subsidiary is a Subsidiary of GAMCO) other than any Person that is a member of the ACG Group (but only during the period such Person is treated as a member of the ACG Group).

“GAMCO Indemnified Party” includes each member of the GAMCO Group, each of their representatives and Affiliates, each of their respective directors, officers, managers and employees, and each of their heirs, executors, trustees, administrators, successors and assigns.

“GAMCO Tainting Act” means any breach of a representation or covenant made by GAMCO in Section 7.1 or Section 7.4 of this Agreement, if as a result of such breach a Final Determination is made that the Distribution failed to be tax-free by reason of (i) failing to qualify as a distribution described in Sections 355 of the Code, (ii) any stock or obligations of ACG failing to qualify as “qualified property” within the meaning of Section 355(c) (2) of the Code or (iii) the application of Sections 355(d) or 355(e) of the Code to the Distribution.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Return” means a consolidated, combined or unitary Tax Return that includes, by election or otherwise, one or more members of the GAMCO Group and one or more members of the ACG Group.

“Companies” means GAMCO and ACG.

“Company” means GAMCO or ACG, as the context requires.

“Compensatory Equity Interests” means options, stock appreciation rights, restricted stock, restricted stock units or other rights with respect to GAMCO Common Stock or ACG Common Stock that are granted by GAMCO, ACG or any of their respective Subsidiaries in connection with employee or director compensation or other employee benefits.

“Compensatory Equity Net Share Settlements” means “net share settlement” transactions with respect to Compensatory Equity Interests between either Party (or any of their respective Subsidiaries) on the one hand and the employee (or director, as the case may be) of such Party or the other Party (or any of their respective Subsidiaries) on the other hand, in each case pursuant to the terms of the relevant agreement with respect to such Compensatory Equity Interests.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Controlling Party” means, with respect to a Tax Contest, the Person that has responsibility, control and discretion in handling, defending, settling or contesting such Tax Contest.

“Covered Income Taxes” means any Income Taxes other than New York City Unincorporated Business Tax as currently imposed by Section 11-503 of the New York City Administrative Code or any successor thereto.

“Deconsolidation Taxes” means any Taxes imposed on any member of the GAMCO Group or the ACG Group as a result of or in connection with the Distribution (or any portion thereof), including, but not limited to, any Taxes imposed pursuant to or as a result of Section 311 or 1502 of the Code or the Treasury Regulations thereunder (and under any applicable similar state, local or foreign law), but excluding any Transfer Taxes and Distribution Taxes.

“Disclosing Party” has the meaning set forth in Section 6.3.

“Distribution” has the meaning set forth in the recitals hereof.

“Distribution Agreement” has the meaning set forth in the recitals hereof.

“Distribution Date” has the meaning set forth in the Distribution Agreement.

“Distribution Taxes” means any Taxes arising from a Final Determination that the Distribution failed to be tax-free to GAMCO in accordance with the requirements of Section 355 of the Code (including any Taxes resulting from the application of Section 355(d) or (e) to the Distribution), or that any stock or obligations of ACG failed to qualify as “qualified property” within the meaning of Section 355(c)(2) of the Code, and shall include any Taxes resulting from an election under Section 336(e) of the Code in the circumstances set forth in Section 4.5 hereof.

“Due Date” has the meaning set forth in Section 4.3.

“Effective Time” shall mean 11:59 p.m., New York City time, on the Distribution Date.

“Excess Taxes” means the excess of (x) the Taxes for which GAMCO Group is liable if an election is made pursuant to Section 336(e) of the Code under Section 4.5 of this Agreement, over (y) the Taxes for which GAMCO Group is liable if such an election is not made, in each case taking into account the allocation of Taxes that is otherwise applicable in this Agreement but without regard to Section 4.5 hereof.

“Expert Law Firm” means a law firm nationally recognized for its expertise in the matter for which its opinion is sought.

“Fifty-Percent Equity Interest” means, in respect of any corporation (within the meaning of the Code), stock or other equity interests of such corporation possessing (i) at least fifty percent (50%) of the total combined voting power of all classes of stock or equity interests entitled to vote, or (ii) at least fifty percent (50%) of the total value of shares of all classes of stock or of the total value of all equity interests.

“Final Determination” means a determination within the meaning of Section 1313 of the Code or any similar provision of state or local Tax Law.

“Group” means the GAMCO Group or the ACG Group, as the context requires.

“Income Taxes” means any Tax which is based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains, gross receipts,

value added or minimum Tax) or (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, by which it may be measured, or with respect to which it may be calculated is described in clause (i) of this sentence.

“Indemnified Party” shall mean each ACG Indemnified Party and each GAMCO Indemnified Party, as the context requires.

“Indemnifying Party” has the meaning set forth in Section 4.4.

“Interest Rate” means the Rate determined below, as adjusted as of each Interest Rate Determination Date.  The “Rate” means, with respect to each period between two consecutive Interest Rate Determination Dates, a rate determined at approximately 11:00 a.m., New York time, two Business Days before the first Interest Rate Determination Date equal to: (x) the sum of (i) the six-month dollar LIBOR rate as displayed on page “LR” of Bloomberg (or such other appropriate page as may replace such page), plus (ii) 2%, or (y) if higher and if with respect to a payment to indemnify for a Tax to which the “large corporate underpayment” provision within the meaning of Section 6621(c) applies, such interest rate that would be applicable at such time to such “large corporate underpayment.”

“Interest Rate Determination Date” means the Due Date and each March 31, June 30, September 30 and December 31 thereafter.

“IRS” means the Internal Revenue Service.

“Non-Controlling Party” has the meaning set forth in Section 5.3(a).

“Non-Preparer” means any Company that is not responsible for the preparation and filing of the applicable Tax Return pursuant to Sections 3.1 or 3.2.

“Parties” has the meaning set forth in the preamble hereof.

“Payment Date” means (x) with respect to any U.S. federal income tax return, the date on which any required installment of estimated taxes determined under Section 6655 of the Code is due, the date on which (determined without regard to extensions) filing the return determined under Section 6072 of the Code is required, and the date the return is filed, and (y) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Permitted Acquisition” means any acquisition (as a result of the Distribution) of ACG Common Stock solely by reason of holding GAMCO Common Stock, but does not include such an acquisition if such GAMCO Common Stock, before such acquisition, was itself acquired in a manner to which the flush language of Section 355(e)(3)(A) of the Code applies (thus causing, for the avoidance of doubt, Section 355(e)(3)(A)(i), (ii), (iii) or (iv) not to apply).

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Post-Distribution Period” means any Tax Year or other taxable period beginning after the Distribution Date and, in the case of any Straddle Period, that part of the Tax Year or other taxable period that begins at the beginning of the day after the Distribution Date.

“Pre-Distribution Period” means any Tax Year or other taxable period that ends on or before the Distribution Date and, in the case of any Straddle Period, that part of the Tax Year or other taxable period through the end of the day on the Distribution Date.

“Preparer” means the Company that is responsible for the preparation and filing of the applicable Tax Return pursuant to Sections 3.1 or 3.2.

“Receiving Party” has the meaning set forth in Section 6.3.

“Residual Taxes” means all Taxes other than Covered Income Taxes.

“Restricted Action” means any action by ACG or any of its Subsidiaries inconsistent with the covenants set forth in Section 7.3; and, for the avoidance of doubt, an action shall be and remain a Restricted Action even if ACG or any of its Subsidiaries is permitted to take such an action pursuant to Section 7.5.

“Restriction Period” means the period beginning on the Distribution Date and ending twenty-four (24) months after the Distribution Date.

“Satisfactory Guidance” means an Unqualified Opinion reasonably satisfactory to GAMCO in both form and substance.

“Separate Return” means (a) in the case of any Tax Return required under relevant Tax Law to be filed by any member of the GAMCO Group (including any consolidated, combined or unitary Tax Return), any such Tax Return that does not include any member of the ACG Group, and (b) in the case of any Tax Return required under relevant Tax Law to be filed by any member of the ACG Group (including any consolidated, combined or unitary Tax Return), any such Tax Return that does not include any member of the GAMCO Group.

“Straddle Period” means any taxable period beginning on or prior to, and ending after, the Distribution Date.

“Subsidiary” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such

Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers’ compensation, employment, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, any liability attributable to any escheat, abandoned, or unclaimed property law, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing, together with any reasonable expenses, including attorneys’ fees, incurred in defending against any such Tax.

“Tax Adjustment” has the meaning set forth in Section 4.6.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.

“Tax Benefit” means a reduction in the Tax liability of a taxpayer (or of the affiliated group of which it is a member) for any taxable period.  Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the affiliated group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax Item.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose, potential or effect of re-determining Taxes of any member of either Group (including any administrative or judicial review of any claim for refund).

“Tax Counsel” means Paul Hastings LLP.

“Tax-Free Status” means the qualification of the Distribution as a transaction described in Section 355(a) of the Code.

“Tax Item” means, with respect to any Tax, any item of income, gain, loss, deduction, credit or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” means the law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such law, relating to any Tax.

“Tax Opinion” means the opinion to be delivered by Tax Counsel to GAMCO in connection with the Distribution to the effect that the Distribution will qualify as a transaction described in Section 355(a) of the Code.

“Tax Opinion Representations” means the representations made to Tax Counsel in connection with the Tax Opinion.

“Tax Records” means Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under applicable Tax Laws (including but not limited to Section 6001 of the Code) or under any record retention agreement with any Tax Authority.

“Tax Return” means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed (by paper, electronically or otherwise) under any applicable Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tax Year” means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax Law.

“Transfer Taxes” means all U.S. federal, state, local or foreign sales, use, privilege, transfer, documentary, gains, stamp, duties, recording, and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any Party hereto or any of its Affiliates in connection with the Distribution.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.

“Unqualified Opinion” means an unqualified “will” opinion of an Expert Law Firm that permits reliance by GAMCO.  For the avoidance of doubt, an Unqualified Opinion may be based on factual representations and assumptions that are reasonably satisfactory to GAMCO.

SECTION 2.                         Allocation of Taxes and Tax-Related Losses.

2.1                               Allocation of Taxes.  Except as provided in Section 2.2 (Allocation of Deconsolidation Taxes, Distribution Taxes and Transfer Taxes), Taxes shall be allocated as follows:

(a)                   GAMCO shall be liable for and shall be allocated (i) any Taxes attributable to members of the GAMCO Group for all periods, and (ii) any Covered Income Taxes attributable to members of the ACG Group for a Pre-Distribution Period.

(b)                   ACG shall be liable for and shall be allocated (i) any Residual Taxes attributable to members of the ACG Group for a Pre-Distribution Period, and (ii) any Taxes attributable to members of the ACG Group for any Post-Distribution Period.

(c)                    Notwithstanding the provisions of Sections 2.1(a) and 2.1(b) (but subject to the provisions of Section 2.2), Taxes attributable to any transaction or action taken by or with respect to any member of the ACG Group before the Effective Time on the Distribution Date shall be allocated to the Pre-Distribution Period, and Taxes attributable to any transaction or action taken by or with respect to any member of the ACG Group after the Effective Time on the Distribution Date shall be allocated to the Post-Distribution Period.

2.2                               Allocation of Deconsolidation Taxes, Distribution Taxes and Transfer Taxes.  Notwithstanding any other provision of this Agreement:

(a)                   Any and all Deconsolidation Taxes shall be borne by GAMCO.

(b)                   ACG shall indemnify and hold harmless each GAMCO Indemnified Party from and against any liability of GAMCO for Distribution Taxes to the extent such Distribution Taxes are attributable to an ACG Tainting Act, provided, however, that ACG shall have no obligation to indemnify any GAMCO Indemnified Party hereunder if there has occurred, prior to such ACG Tainting Act, a GAMCO Tainting Act.

(c)                    GAMCO shall indemnify and hold harmless each ACG Indemnified Party from and against any liability of ACG for Distribution Taxes to the extent that ACG is not liable for such Taxes pursuant to Section 2.2(b).

(d)                   The Companies shall cooperate with each other and use their commercially reasonable efforts to reduce and/or eliminate any Transfer Taxes.  If any Transfer Tax remains payable after application of the first sentence of this Section 2.2(d) and notwithstanding any other provision in this Section 2, all Transfer Taxes shall be allocated to GAMCO.

2.3                               Tax Payments.  Each Company shall be liable for and shall pay the Taxes allocated to it by this Section 2 either to the applicable Tax Authority or to the other Company in accordance with Section 4 and the other applicable provisions of this Agreement.

SECTION 3.                         Preparation and Filing of Tax Returns.

3.1                               Combined Returns.  GAMCO shall be responsible for preparing and filing (or causing to be prepared and filed) all Combined Returns for any Tax Year, provided, however, that ACG shall furnish any relevant information, including pro-forma returns, disclosures, apportionment data and supporting schedules, relating to any member of the ACG Group necessary for completing any Combined Return for any Tax Year in a format suitable for inclusion in such return, and provided further, that ACG shall have the right to review and comment with respect to items on such returns if and to the extent such items directly relate to Taxes for which ACG would be liable under Section 2.1(b)(i), such comment not to be unreasonably rejected.

3.2                               Separate Returns.

(a)                   Tax Returns to be Prepared by GAMCO.  GAMCO shall be responsible for preparing and filing (or causing to be prepared and filed):

(i)                      all Separate Returns which relate to one or more members of the GAMCO Group for any Tax Year, and

(ii)                   all Separate Returns which relate to one or more members of the ACG Group for any Pre-Distribution Period or Straddle Period if such return is in respect of Covered Income Taxes, provided that ACG shall furnish any relevant information, including pro-forma returns, disclosures, apportionment data and supporting schedules, relating to any member of the ACG Group necessary for completing any Separate Return for any Pre-Distribution Period or Straddle Period in a format suitable for inclusion in such return, and provided further, that ACG shall have the right to review and comment with respect to items on such returns if and to the extent such items relate to a Tax for which ACG would be liable under Section 2.1(b)(i), such comment not to be unreasonably rejected.

(b)                   Tax Returns to be Prepared by ACG.   ACG shall be responsible for preparing and filing (or causing to be prepared and filed) all Separate Returns which relate to one or more members of the ACG Group and for which GAMCO is not responsible under Section 3.2(a), provided that in the case of such returns in respect of any Pre-Distribution Period or Straddle Period, GAMCO shall have the right to review and comment on such returns, such comment not to be unreasonably rejected.

3.3                               Agent.  Subject to the other applicable provisions of this Agreement (including, without limitation, Section 5), ACG irrevocably designates, and agrees to cause each ACG Affiliate so to designate, GAMCO as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as GAMCO may deem reasonably appropriate in matters relating to the preparation or filing of any Tax Return described in Sections 3.1 and 3.2(a)(ii).

3.4                               Provision of Information.

(a)                   GAMCO shall provide to ACG, and ACG shall provide to GAMCO, any information about members of the GAMCO Group or the ACG Group, respectively, that the Preparer reasonably requires to determine the amount of Taxes due on any Payment Date with respect to a Tax Return for which the Preparer is responsible pursuant to Section 3.1 or 3.2 and to properly and timely file all such Tax Returns.

(b)                   If a member of the ACG Group supplies information to a member of the GAMCO Group, or a member of the GAMCO Group supplies information to a member of the ACG Group, and an officer of the requesting member intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the member supplying such information shall certify, to the best of such officer’s knowledge, the accuracy of the information so supplied.

3.5                               Special Rules Relating to the Preparation of Tax Returns.

(a)                   In General.  All Tax Returns that include any members of the ACG Group or GAMCO Group, or any of their respective Affiliates, shall be prepared in a manner that is consistent with the Tax Opinion (including, for the avoidance doubt, the Tax Opinion Representations).  Except as otherwise set forth in this Agreement, all Tax Returns for which GAMCO is responsible under Sections 3.1 and 3.2 shall be prepared (x) in accordance with elections, Tax accounting methods and other practices used with respect to such Tax Returns filed prior to the Distribution Date (unless such past practices are not permissible under applicable law), or (y) to the extent any items are not covered by past practices (or in the event such past practices are not permissible under applicable Tax Law), in a manner reasonably acceptable to both Parties; provided, however, that in each case of (x) and (y) to the extent that a change in such elections, methods or practices would not reasonably be expected to result in any adverse impact on ACG, such Tax Returns shall be prepared in accordance with reasonable practices selected by GAMCO.

(b)                   Election to File Consolidated, Combined or Unitary Tax Returns.  GAMCO shall have the sole discretion in electing to file any Tax Return on a consolidated, combined or unitary basis, if such Tax Return would include at least one member of each Group and the filing of such Tax Return is elective under the relevant Tax Law.

3.6                               Refunds, Credits or Offsets.

(a)                   Any refunds, credits or offsets with respect to Taxes allocated to, and actually paid by, GAMCO pursuant to this Agreement shall be for the account of GAMCO.  Any refunds, credits or offsets with respect to Taxes, allocated to, and actually paid by, ACG pursuant to this Agreement shall be for the account of ACG.

(b)                   GAMCO shall forward to ACG, or reimburse ACG for, any such refunds, credits or offsets, plus any interest received thereon, net of any Taxes incurred with respect to the receipt or accrual thereof and any expenses incurred in connection therewith, that are for the account of ACG within 15 Business Days from receipt thereof by GAMCO or any of its Affiliates.  ACG shall forward to GAMCO, or reimburse GAMCO for, any refunds, credits or offsets, plus any interest received thereon, net of any Taxes incurred with respect to the receipt or accrual thereof and any expenses incurred in connection therewith, that are for the account of GAMCO within GAMCO’s normal course of settlement of such items but not more than 45 days from receipt thereof by ACG or any of its Affiliates.  Any refunds, credits or offsets, plus any interest received thereon, or reimbursements not forwarded or made within the 15 Business Day period specified above shall bear interest from the date received by the refunding or reimbursing party (or its Affiliates) through and including the date of payment at the Interest Rate (treating the date received as the Due Date for purposes of determining such interest).  If, subsequent to a Tax Authority’s allowance of a refund, credit or offset, such Tax Authority reduces or eliminates such allowance, any refund, credit or offset, plus any interest received thereon, forwarded or reimbursed under this Section 3.6 shall be returned to the party who had forwarded or reimbursed such refund, credit or offset and interest upon the request of such forwarding party in an amount equal to the applicable reduction, including any interest received thereon.

3.7                               Carrybacks.  To the extent permitted under applicable Tax Laws, the ACG Group shall make the appropriate elections in respect of any Tax Returns to waive any option to carry back any net operating loss, any credits or any similar item from a Post-Distribution Period to any Pre-Distribution Period or to any Straddle Period.  Any refund of or credit for Taxes resulting from any such carryback by a member of the ACG Group that cannot be waived shall be payable to ACG net of any Taxes incurred with respect to the receipt or accrual thereof and any expenses incurred in connection therewith.

3.8                               Amended Returns.  Any amended Tax Return or claim for Tax refund, credit or offset with respect to any member of the ACG Group may be made only by the Company (or its Affiliates) responsible for preparing the original Tax Return with respect to such member pursuant to Sections 3.1 or 3.2 (and, for the avoidance of doubt, subject to the same review and comment rights set forth in Sections 3.1 or 3.2, to the extent applicable).  Such Company (or its Affiliates) shall not, without the prior written consent of the other Company (which consent shall not be unreasonably withheld or delayed), file, or cause to be filed, any such amended Tax Return or claim for Tax refund, credit or offset to the extent that such filing, if accepted, is likely to increase the Taxes allocated to, or the Tax indemnity obligations under this Agreement of, such other Company for any Tax Year (or portion thereof); provided, however, that such consent need not be obtained if the Company filing the amended Tax Return by written notice to the other Company agrees to indemnify the other Company for the incremental Taxes allocated to, or the incremental Tax indemnity obligation resulting under this Agreement to, such other Company as a result of the filing of such amended Tax Return.

SECTION 4.                         Tax Payments.

4.1                               Payment of Taxes to Tax Authority.  GAMCO shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.1 or Section 3.2, and ACG shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.2.

4.2                               Indemnification Payments.

(a)                   Tax Payments Made by the GAMCO Group.  If any GAMCO Indemnified Party is required to make a payment to a Tax Authority for Taxes allocated to ACG under this Agreement, ACG will pay the amount of Taxes allocated to it to GAMCO not later than the later of (i) five Business Days after receiving notification requesting such amount, and (ii) one Business Day prior to the date such payment is required to be made to such Tax Authority.

(b)                   Tax Payments Made by the ACG Group.  If any ACG Indemnified Party is required to make a payment to a Tax Authority for Taxes allocated to GAMCO under this Agreement, GAMCO will pay the amount of Taxes allocated to it to ACG not later than the later of (i) five (5) Business Days after receiving notification requesting such amount, and (ii) three (3) Business Days prior to the date such payment is required to be made to such Tax Authority.

4.3                               Interest on Late Payments.  Payments pursuant to this Agreement that are not made by the date prescribed in this Agreement or, if no such date is prescribed, not later than five (5) Business Days after demand for payment is made (the “Due Date”) shall bear interest for the period from and including the date immediately following the Due Date through and including the date of payment at the Interest Rate.  Such interest will be payable at the same time as the payment to which it relates.  Interest will be calculated on the basis of a year of 365 days and the actual number of days for which due.

4.4                               Tax Consequences of Payments.  For all Tax purposes and to the extent permitted by applicable Tax Law, the parties hereto shall treat any payment made pursuant to this Agreement as a capital contribution or a distribution, as the case may be, immediately prior to the Distribution.  If the receipt or accrual of any indemnity payment under this Agreement causes, directly or indirectly, an increase in the taxable income of the recipient under one or more applicable Tax Laws, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the recipient thereof shall have realized the same net amount it would have realized had the payment not resulted in taxable income.  For the avoidance of doubt, any liability for Taxes due to an increase in taxable income described in the immediately preceding sentence shall be governed by this Section 4.4 and not by Section 2.2.  To the extent that Taxes for which any Party hereto (the “Indemnifying Party”) is required to pay an Indemnified Party pursuant to this Agreement may be deducted or credited in determining the amount of any other Taxes required to be paid by the Indemnified Party (for example, state Taxes which are permitted to be deducted in determining federal Taxes), the amount of any payment made to the Indemnified Party by the Indemnifying Party shall be decreased by taking into account any resulting reduction in other Taxes actually realized by the Indemnified Party.  If such a reduction in Taxes of the Indemnified Party occurs following the payment made to the Indemnified Party with respect to the relevant indemnified Taxes, the Indemnified Party shall promptly repay the Indemnifying Party the amount of such reduction when actually realized.  If the Tax Benefit arising from the foregoing reduction of Taxes described in this Section 4.4 is subsequently decreased or eliminated, then the Indemnifying Party shall promptly pay the Indemnified Party the amount of the decrease in such Tax Benefit.

4.5                               Section 336(e) Election.

(a)                   GAMCO and ACG shall make a protective election under section 336(e) of the Code (and any similar election under state or local law) with respect to the Distribution in accordance with Treasury Regulations section 1.336-2(h) and (j) (and any applicable provisions under state and local law), provided that ACG shall indemnify GAMCO for any cost to the GAMCO Group of making such an election (but it being understood that any such cost arising from Taxes shall be limited to Excess Taxes).  GAMCO and ACG shall cooperate in the timely completion and filings of such elections and any related filings or procedures (including filing or amending any Tax Returns to implement an election that becomes effective).  This Section 4.5 is intended to constitute a binding, written agreement to make an election under Section 336(e) of the Code with respect to the Distribution.

(b)                   If Taxes are allocated to a Party (the “Responsible Party”) as a result of any election set forth in this Section 4.5, then to the extent that such Taxes give rise to a Tax Benefit, other than a refund, credit or offset as described in Section 3.6(b), to the other Party (the “Other Party”) or any of its Affiliates, and such Tax Benefit results in an actual reduction in Taxes (determined on a with and without basis) of the Other Party or any of its Affiliates in any Tax Year, the Other Party shall pay to the Responsible Party in the relevant Tax Year an amount equal to such reduction in Taxes (determined on a with and without basis); provided, however, that this provision shall not apply to the extent that the actual reduction in Taxes for the relevant Tax Year and any unpaid reduction in Taxes for all prior Tax Years is less than $50,000.

4.6                               Certain Final Determinations.  If an adjustment (a “Tax Adjustment”) pursuant to a Final Determination in a Tax Contest initiated by a Tax Authority results in a Tax greater than the Tax shown on the relevant Tax Return for any Pre-Distribution Period, the Indemnified Party shall pay to the Indemnifying Party an amount equal to any Tax Benefit as and when actually realized by such Indemnified Party as a result of such Tax Adjustment.  The Parties agree that if an Indemnified Party is required to make a payment to an Indemnifying Party pursuant to this Section 4.6, the Parties shall negotiate in good faith to set off the amount of such payment against any indemnity payments owed by the Indemnifying Party to the Indemnified Party, taking into account time value and similar concepts as appropriate.

SECTION 5.                         Cooperation and Tax Contests.

5.1                               Cooperation.  In addition to the obligations enumerated in Sections 3.4 and 5.4, GAMCO and ACG will cooperate (and cause their respective Subsidiaries and Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters, including provision of relevant documents and information in their possession and making available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Subsidiaries or Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

5.2                               Notices of Tax Contests.  Each Company shall provide prompt notice to the other Company of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware relating to (i) Taxes for which it is or may be indemnified by such other Company hereunder or (ii) Tax Items that may affect the amount or treatment of Tax Items of such other Company.  Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except, and only to the extent that, the indemnifying Company shall have been actually prejudiced as a result of such failure.  Thereafter, the indemnified Company shall deliver to the indemnifying Company such additional information with respect to such Tax Contest in its possession that the indemnifying Company may reasonably request.

5.3                               Control of Tax Contests.

(a)                   Controlling Party.  Subject to the limitations set forth in Section 5.3(b), each Preparer (or the appropriate member of its Group) shall be the Controlling Party with respect to any Tax Contest involving a Tax reported (or that, it is asserted, should have been reported) on a Tax Return for which such Company is responsible for preparing and filing (or causing to be prepared and filed) pursuant to Section 3 of this Agreement (it being understood, for the avoidance of doubt but subject to the other provisions of this Section 5.3(a), that GAMCO shall be the Controlling Party with respect to any Tax Contest involving Distribution Taxes), in which case any Non-Preparer that could have liability under this Agreement for a Tax to which such Tax Contest relates shall be treated as the “Non-Controlling Party.” Notwithstanding the immediately preceding sentence, if a Non-Preparer (x) acknowledges to the Preparer in writing its full liability under this Agreement to indemnify for any Tax, and (y) provides to the Preparer evidence (that is satisfactory to the Preparer as determined in the Preparer’s reasonable discretion) of the Non-Preparer’s financial readiness and capacity to make such indemnity payment, then thereafter with respect to the Tax Contest relating solely to such Tax the Non-Preparer shall be the Controlling Party (subject to Section 5.3(b)) and the Preparer shall be treated as the Non-Controlling Party.

(b)                   Non-Controlling Party Participation Rights.  With respect to a Tax Contest of any Tax Return that could result in a Tax liability that is allocated under this Agreement, (i) the Non-Controlling Party shall, at its own cost and expense, be entitled to participate in such Tax Contest and to provide comments and suggestions to the Controlling Party, such comments and suggestions to be considered in good faith and not unreasonably rejected, (ii) the Controlling Party shall keep the Non-Controlling Party updated and informed, and shall consult with the Non-Controlling Party, (iii) the Controlling Party shall act in good faith with a view to the merits in connection with the Tax Contest, and (iv) the Controlling Party shall not settle or compromise such Tax Contest without the prior written consent of the Non-Controlling Party (which consent shall not be unreasonably withheld).

5.4                               Cooperation Regarding Tax Contests.  The Parties shall provide each other with all information relating to a Tax Contest which is needed by the other Party to handle, participate in, defend, settle or contest the Tax Contest.  At the request of any party, the other Party shall take any action (e.g., executing a power of attorney) that is reasonably necessary in order for the requesting Party to exercise its rights under this Agreement in respect of a Tax Contest.  ACG shall assist GAMCO, and GAMCO shall assist ACG, in taking any remedial actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority.  The Indemnifying Party shall reimburse the Indemnified Party for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 5.4.

SECTION 6.                         Tax Records.

6.1                               Retention of Tax Records.  Each of GAMCO and ACG shall preserve, and shall cause their respective Subsidiaries to preserve, all Tax Records that are in their possession, and that could affect the liability of any member of the other Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (x) the expiration of any applicable statute of limitations, as extended, and (y) seven (7) years after the Distribution Date.

6.2                               Access to Tax Records.  ACG shall make available, and cause its Subsidiaries to make available, to members of the GAMCO Group for inspection and copying (x) all Tax Records in their possession that relate to a Pre-Distribution Period, and (y) the portion of any Tax Record in their possession that relates to a Post-Distribution Period and which is reasonably necessary for the preparation of a Tax Return by a member of the GAMCO Group or any of their Affiliates or with respect to any Tax Contest with respect to such return.  GAMCO shall make available, and cause its Subsidiaries to make available, to members of the ACG Group for inspection and copying the portion of any Tax Record in their possession that relates to a Pre-Distribution Period and which is reasonably necessary for the preparation of a Tax Return by a member of the ACG Group or any of their Affiliates or with respect to any Tax Contest with respect to such return.

6.3                               Confidentiality.  Each party hereby agrees that it will hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all records and information prepared and shared by and among the Parties in carrying out the intent of this Agreement, except as may otherwise be necessary in connection with the filing of Tax Returns or any administrative or judicial proceedings relating to Taxes or unless disclosure is compelled by a governmental authority.  Information and documents of one Party (the “Disclosing Party”) shall not be deemed to be confidential for purposes of this Section 6.3 to the extent that such information or document (i) is previously known to or in the possession of the other Party (the “Receiving Party”) and is not otherwise subject to a requirement to be kept confidential, (ii) becomes publicly available by means other than unauthorized disclosure under this Agreement by the Receiving Party or (iii) is received from a third party without, to the knowledge of the Receiving Party after reasonable diligence, a duty of confidentiality owed to the Disclosing Party.

SECTION 7.                         Representations and Covenants.

7.1                               Covenants of GAMCO and ACG.

(a)                   GAMCO hereby covenants that, to the fullest extent permissible under U.S. federal and state income Tax Laws, it will, and will cause the members of the GAMCO Group to, treat the Distribution in accordance with the Tax-Free Status.  ACG hereby covenants that, to the fullest extent permissible under U.S. federal and state income Tax Laws, it will, and will cause each Subsidiary of ACG to, treat the Distribution in accordance with the Tax-Free Status.

(b)                   GAMCO further covenants that, as of and following the date hereof, GAMCO shall not and shall cause the members of the GAMCO Group not to take any action that (or fail to take any action the omission of which) (i) would be inconsistent with the Distribution qualifying, or would preclude the Distribution from qualifying, for the Tax-Free Status, or (ii) would cause any holders of GAMCO Common Stock that receive stock of ACG in the Distribution to recognize gain or loss, or otherwise include any amount in income, as a result of the Distribution for U.S. federal income tax purposes (except with respect to cash received in lieu of fractional shares).

(c)                    ACG further covenants that, as of and following the date hereof, ACG shall not and shall cause its Subsidiaries not to take any action that (or fail to take any action the omission of which) (i) would be inconsistent with the Distribution qualifying, or would preclude the Distribution from qualifying, for the Tax-Free Status, including but not limited to within two (2) years of the Distribution Date not entering into any agreement, understanding or arrangement (or substantial negotiations with respect to a transaction) involving the substantial acquisition of stock of ACG or a substantial shift in ownership (by vote or value) of ACG and shall not issue any additional shares of capital stock, or transfer or modify any option, warrant, convertible obligation or other instrument that provides for the right or possibility to issue, redeem or transfer any equity interest in ACG (other than pursuant to and in conformity with Code Sections 83, 414(b), (c), (m) or (o), or 421 as provided in Safe Harbors 8 or 9 of Treasury Regulations Section 1.355-7(d)(8) or (9) or based on advice from an Expert Law Firm would not cause a violation of Code Section 355(d) or (e)), or (ii) would cause any holders of GAMCO Common Stock that receive stock of ACG in the Distribution to recognize gain or loss, or otherwise include any amount in income, as a result of the Distribution for U.S. federal income tax purposes (except with respect to cash received in lieu of fractional shares).

7.2                               Covenants of ACG.

Without limiting the generality of the provisions of Section 7.1, ACG, on behalf of itself and its Subsidiaries, agrees and covenants that ACG and each of its Subsidiaries will not, directly or indirectly, during the Restriction Period, (i) take any action that would result in ACG’s ceasing to be engaged in the active conduct of the ACG Business with the result that ACG is not engaged in the active conduct of a trade or business within the meaning of Section 355(b)(2) of the Code, (ii) redeem or otherwise repurchase (directly or through an Affiliate of ACG) any of ACG’s outstanding stock, other than through stock purchases meeting the requirements of section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696, (iii) amend the certificate of incorporation (or other organizational documents) of ACG that would affect the relative voting rights of separate classes of ACG’s stock or would convert one class of ACG’s stock into another class of its stock, (iv) liquidate (within the meaning of Section 331 of the Code and the Treasury Regulations promulgated thereunder) or partially liquidate (within the meaning of Section 346 of the Code and the Treasury Regulations promulgated thereunder) or dissolve ACG, (v) merge or consolidate ACG with any other corporation (other than in a transaction that does not affect the relative shareholding of ACG shareholders), sell or otherwise dispose of (other than in the ordinary course of business) the assets of ACG and its Subsidiaries, or take any other action or actions if such merger, sale, other disposition or other action or actions in the aggregate would have the effect that one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, assets representing one-half or more of the asset value of the ACG Group, or (vi) take any other action or actions that in the aggregate would have the effect that one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, stock or equity securities of ACG representing a Fifty-Percent Equity Interest in ACG, other than a Permitted Acquisition.

7.3                               Covenants of GAMCO.

(a)                   Without limiting the generality of the provisions of Section 7.1, GAMCO, on behalf of itself and each member of the GAMCO Group, agrees and covenants that GAMCO and each member of the GAMCO Group will not, directly or indirectly, during the Restriction Period, (i) take any action that would result in GAMCO’s ceasing to be engaged in the active conduct of the GAMCO Business with the result that GAMCO is not engaged in the active conduct of a trade or business within the meaning of Section 355(b)(2) of the Code, (ii) redeem or otherwise repurchase (directly or through an Affiliate of GAMCO) any of GAMCO’s outstanding stock, other than through stock purchases meeting the requirements of section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696, (iii) amend the certificate of incorporation (or other organizational documents) of GAMCO that would affect the relative voting rights of separate classes of GAMCO’s stock or would convert one class of GAMCO’s stock into another class of its stock, (iv) liquidate (within the meaning of Section 331 of the Code and the Treasury Regulations promulgated thereunder) or partially liquidate (within the meaning of Section 346 of the Code and the Treasury Regulations promulgated thereunder) GAMCO, (v) merge GAMCO with any other corporation (other than in a transaction that does not affect the relative shareholding of GAMCO shareholders), sell or otherwise dispose of (other than in the ordinary course of business) the assets of GAMCO and its Subsidiaries, or take any other action or actions if such merger, sale, other disposition or other action or actions in the aggregate would have the effect that one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, assets representing one-half or more of the asset value of the GAMCO Group, or (vi) take any other action or actions that in the aggregate would have the effect that one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, stock or equity securities of GAMCO representing a Fifty-Percent Equity Interest in GAMCO.

(b)                   Nothing in this Section 7 shall be construed to give ACG or any Affiliates of ACG any right to remedies other than indemnification for any increase in the actual Tax liability (and/or decrease in Tax Benefit) of ACG or any Affiliate of ACG that results from GAMCO Group’s failure to comply with the covenants and representations in this Section 7.

7.4                               Exceptions.

(a)                   Notwithstanding Section 7.2 above, ACG or any of its Subsidiaries may take a Restricted Action if GAMCO consents in writing to such Restricted Action, or if ACG provides GAMCO with Satisfactory Guidance concluding that such Restricted Action will not alter the Tax-Free Status of the Distribution in respect of GAMCO and GAMCO’s shareholders.

(b)                   ACG and each of its Subsidiaries agree that GAMCO and each GAMCO Affiliate are to have no liability for any Tax resulting from any Restricted Actions permitted pursuant to this Section 7.4 and, subject to Section 2.2, agree to indemnify and hold harmless each GAMCO Indemnified Party against any such Tax.  ACG shall bear all costs incurred by it, and all reasonable costs incurred by GAMCO, in connection with requesting and/or obtaining any Satisfactory Guidance.

7.5                               Injunctive Relief.  For the avoidance of doubt, GAMCO shall have the right to seek injunctive relief to prevent ACG or any of its Subsidiaries from taking any action that is not consistent with the covenants of the ACG or any of its Subsidiaries under Section 7.1 or 7.2.

7.6                               Further Assurances.  For the avoidance of doubt, (i) neither GAMCO nor a member of the GAMCO Group shall take any action on the Distribution Date that would result in an increase of the actual Tax liability (or decrease of any Tax Benefit) of ACG or any of its Subsidiaries, other than in the ordinary course of business, except for actions undertaken in connection with the Distribution, which actions are described in Tax Opinion, and (ii) neither ACG nor any of its Subsidiaries shall take any action on the Distribution Date that would result in an increase of the actual Tax liability (and/or decrease of any Tax Benefit) of GAMCO or a member of the GAMCO Group, other than in the ordinary course of business, except for actions undertaken in connection with the Distribution, which actions are described in the Tax Opinion.

SECTION 8.                         General Provisions.

8.1                               Predecessors or Successors.  Any reference to GAMCO, ACG, a Person, or a Subsidiary in this Agreement shall include any predecessors or successors (e.g., by merger or other reorganization, liquidation, conversion, or election under Treasury Regulations Section 301.7701-3) of GAMCO, ACG, such Person, or such Subsidiary, respectively, including within the meaning of Section 355(e)(4)(D) of the Code and the Treasury Regulations promulgated thereunder.  For the avoidance of doubt, no member of the GAMCO Group shall be deemed to be a predecessor or successor of ACG and no member of the ACG Group shall be deemed to be a predecessor or successor of GAMCO.

8.2                               Construction.  This Agreement shall constitute the entire agreement (except insofar and to the extent that it specifically and expressly references the Distribution Agreement and any other Ancillary Agreement) between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

8.3                               Ancillary Agreements.  This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Distribution Agreement or any other Ancillary Agreement.

8.4                               Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

8.5                               Notices.  All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To GAMCO:

GAMCO Investors, Inc.

One Corporate Center

Rye, NY 10580

Attention: General Counsel

To ACG:

Associated Capital Group, Inc.

Once Corporate Center

Rye, NY 10580

Attention: General Counsel

8.6                               Amendments.  This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

8.7                               Assignment.  This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that, subject to compliance with Section 7, if applicable, either Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed.

8.8                               Successors and Assigns.  The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

8.9                               Change in Law.  Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or law.

8.10                        Authorization, Etc.  Each of the Parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or the Party’s charter or bylaws or any agreement, instrument or order binding such Party.

8.11                        Termination.  This Agreement may be terminated at any time prior to the Distribution by and in the sole discretion of GAMCO without the approval of ACG or the stockholders of GAMCO.  In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person.  After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties.

8.12                        Subsidiaries.  Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.

8.13                        Third-Party Beneficiaries.  Except with respect to GAMCO Indemnified Parties and ACG Indemnified Parties, and in each case, only where and as indicated herein, this Agreement is solely for the benefit of the Parties and their respective Subsidiaries and Affiliates and should not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.  Notwithstanding anything in this Agreement to the contrary, this Agreement is not intended to confer upon any ACG Indemnified Parties any rights or remedies against ACG hereunder, and this Agreement is not intended to confer upon any GAMCO Indemnified Parties any rights or remedies against GAMCO hereunder.

8.14                        Titles and Headings.  Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

8.15                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

8.16                        Waiver of Jury Trial.  The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

8.17                        Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.18                        No Strict Construction; Interpretation.

(a)                   Each of GAMCO and ACG acknowledges that this Agreement has been prepared jointly by the Parties hereto and shall not be strictly construed against any Party hereto.

(b)                   The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

[Signatures begin on the following page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by the respective officers as of the date first set forth above.

GAMCO INVESTORS, INC.

By:	/s/ Douglas R. Jamieson
Name: Douglas R. Jamieson
Title: President and Chief Operating Officer

ASSOCIATED CAPITAL GROUP, INC.

By:	/s/ Kieran Caterina
Name: Kieran Caterina
Title: Chief Financial Officer and Treasurer

[Signature Page to Tax Indemnity and Sharing Agreement]